Exhibit 99.1

TubeMogul Appoints Robert Gatto as Chief Operating Officer

The former executive at Neustar and PointRoll will lead TubeMogul’s go-to-market functions

Emeryville, CA -- April 5, 2016 -- Today, TubeMogul (NASDAQ: TUBE), a leading software company for brand advertising, announced the hire of Robert Gatto as Chief Operating Officer (COO).

Gatto brings more than 30 years of experience in leading new market development and sales for software companies. As SVP of Sales at Neustar, Gatto oversaw strategic sales and channel initiatives. Gatto joined Neustar through the company’s acquisition of Aggregate Knowledge, where he served as President. Before that, Gatto was CEO of PointRoll. Previous executive positions include ShopLocal, Hyperion Solutions and SPSS Inc.

At TubeMogul, Gatto will oversee go-to-market functions, including sales and client services. Gatto inherits an organization that has won multiple awards, including receiving the highest rank in “Client Satisfaction” in “The Forrester Wave™: Video Advertising DSPs, Q4 2015.”

The appointment was effective as of March 30. Gatto will work from TubeMogul’s corporate headquarters in Emeryville, California and report directly to CEO and Co-Founder Brett Wilson.

Concurrently, TubeMogul is promoting Keith Eadie to Chief Marketing and Strategy Officer. Eadie has overseen TubeMogul’s marketing group since 2010 and he will retain this responsibility in his new role. In addition, he will add the business development function and corporate strategy responsibilities to his remit.

“Rob is a seasoned executive that has been at the forefront of helping brands use automated software and data to drive business results,” said Brett Wilson, CEO and Co-Founder of TubeMogul. “I’m thrilled to welcome him to the team.”

“This is an incredibly exciting time to join TubeMogul, which has a reputation industry-wide not only for innovative software that unifies brand advertising across screens, but also for a unique culture that values accountability,” said Rob Gatto, COO at TubeMogul.

About TubeMogul

TubeMogul (NASDAQ: TUBE) is a software company for brand advertising. By reducing complexity, improving transparency and leveraging real-time data, our platform enables advertisers to gain greater control of their global advertising spend and achieve their brand advertising objectives. TubeMogul was incorporated in 2007 and is based in Emeryville, California with operations in Kyiv, London, New York, Paris, Sao Paulo, Shanghai, Singapore, Sydney, Tokyo, Toronto and offices across the United States.